Exhibit 99.1

BICO, INC.                                                          NEWS RELEASE


                     BICO COMPLETES MERGER WITH cXc SERVICES


Dove Canyon, CA - November 8, 2004 - BICO, Inc. (Pink Sheets:BIKOQ) announced today that it has completed the merger with cXc Services, Inc. The Plan of Merger is in accordance with BICO's Chapter 11 Reorganization Plan, which has been approved by the U.S. Bankruptcy Court, Western District of Pennsylvania and consented to by the Securities and Exchange Commission as well as the Pennsylvania Department of Revenue.

Anthony D. Paterra, Chief Executive Officer and Director of BICO, announced his resignation today. Mr. Paterra has agreed to serve as an independent consultant for six months to assist in the transition. Mr. Paterra said, "I am extremely pleased about BICO's merger with cXc Services, and it will be a pleasure to assist the new management team with their plans."

Richard M. Greenwood, President of cXc Services has been named President and Chief Executive Officer of BICO, Inc. Previously, Mr. Greenwood held various executive level positions for Citibank, California Federal, Valley National, and Bank Plus/Fidelity Federal Bank.

Kenneth F. Raznick, Chairman of cXc Services has been named to the position of Chairman of the Board of BICO. Mr. Raznick has been involved in commercial and real estate development for 25 years. Since 1974, Mr. Raznick has participated in the development of over 25 million square feet of commercial and industrial real estate.

Mr. Greenwood stated that, "BICO is introducing an exciting new Internet appliance to the marketplace along with a unique service that will benefit consumers and companies who wish to provide services to them. The merger provides BICO with a business platform to deliver its marketing plan and create shareholder value."

BICO, the new company, will be both a distributor of Internet appliances and an advertising and content publisher, delivering content and other fee-based services, including ISP, telephone services, video conferencing and e-commerce fulfillment directly to its appliances. BICO is the exclusive North American distributor of Amstrad's EM@ILER web phones. Amstrad is a British company that has been in the consumer electronics business since 1972 manufacturing PC's, audio equipment, and television "set top" boxes as well as telephones.

Information on BICO, Inc., the new company, can still be found at the cXc Services website, which is WWW.CXCSERVICES.COM until such time the website is changed to reflect the BICO name.

Effective immediately, BICO's corporate offices are now in Dove Canyon, California.

For further information, contact:
John D. Hannesson, Esq., Executive Vice President
    Administration & Law
Phone:  949 509-9858
Fax:    949 509-9867
Email:  jhannesson@cxcservices.com




This news release may include comments that do not refer strictly to historical results, and may be deemed to the forward-looking within the meaning of the safe harbor provisions of the U.S. Federal Securities Laws. These include, among other things, statements about expectations of future events, revenues, cash flow and performance. Forward-looking statements are subject to risks and uncertainties that may cause the company's results to differ materially from expectations. These risks include the company's ability to develop its new business, the company's ability to develop appropriate strategic alliances, raise working capital and successful development and implementation of technology, acceptance of the company's products and services, and other such risks as the company may identify and discuss from time to time, including those risks disclosed in the company's current and future filings with the Securities and Exchange Commission. Accordingly, there is no certainty that the company's plans will be achieved.



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